Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996

Linnea R. Olsen Director, Investor Relations 410.872.8970

November 1, 2005		Jim Sabourin Vice President, Corporate Communications 423.294.6043

UnumProvident Corporation Reports

Third Quarter 2005 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the third quarter of 2005.

The Company reported net income of $52.6 million ($0.17 per diluted common share) for the third quarter of 2005, compared to $167.6 million ($0.55 per diluted common share) for the third quarter of 2004. Included in the results for the third quarter of 2005 are net realized after tax investment losses of $46.3 million ($0.14 per diluted common share), compared to net realized after tax investment gains of $41.8 million ($0.14 per diluted common share) in the third quarter of 2004. Included in net realized after tax investment gains and losses are after tax losses of $47.6 million in the third quarter of 2005 and after tax gains of $54.5 million in the third quarter of 2004 reflecting the change in the fair value of DIG Issue B36 derivatives. Excluding the DIG Issue B36 derivatives, net realized after tax investment gains were $1.3 million in the third quarter of 2005 compared to losses of $12.7 million in the third quarter of 2004.

Also included in the third quarter of 2005 is a charge of $75.0 million before tax, or $51.6 million after tax ($0.16 per diluted common share), related to the settlement of the California Department of Insurance market conduct examination and related matters, which was previously announced on October 3, 2005, a gain of $5.7 million before tax, or $4.0 million after tax ($0.01 per diluted common share), from the sale of Unum Limited’s European branch based in the Netherlands, and an income tax benefit of $10.8 million ($0.03 per diluted common share) related to the finalization of income tax reviews of the Company’s U.K. subsidiaries.

Income excluding net realized after tax investment gains and losses, the charge related to the settlement, the gain on the Netherlands branch, and the income tax benefit was $135.7 million ($0.43 per diluted common share) in the third quarter of 2005, compared to $125.8 million ($0.41 per diluted common share) in the third quarter of 2004. (See discussion of non-GAAP financial measures and the related reconciliation below.)

“I am pleased with our results for the third quarter which reflect continued progress in areas that we had targeted for improvement this year,” said Thomas R. Watjen, president and chief executive officer. “Specifically, in our U.S. Brokerage segment we are seeing signs of improvement in the profitability of our group income protection line of business, a line of business which has underperformed in the past, and we are also seeing sales momentum building in areas targeted for growth. In addition, our primary operating subsidiaries – Unum Limited and Colonial – again reported strong results. Although we still face challenges, as we have continued to deliver gradual but steady improvement in our results, our confidence continues to build.”

Results by Segment

Effective July 1, 2005, the Company modified its reporting segments to separate its United States business from that of its United Kingdom subsidiary, Unum Limited, due to the continued growth in that subsidiary and to recent organizational changes within the Company which established a separate management team to focus solely on the U.S. Brokerage lines of business. The Company’s new reporting segments are comprised of the following: U.S. Brokerage, Unum Limited (U.K. business), Colonial, Individual Income Protection – Closed Block, Other, and Corporate.

The U.S. Brokerage segment includes the results of the Company’s U.S. group income protection insurance, group life and accidental death and dismemberment products, and supplemental and voluntary lines of business, including individual income protection – recently issued, group and individual long-term care, and brokerage voluntary workplace benefits products. The Unum Limited segment is comprised primarily of group income protection and group life products. The products now reported in the U.S. Brokerage segment and the Unum Limited segment were previously combined and reported in the Income Protection and Life and Accident segments.

The results of the disability management services business are now reported in the Other segment, which has been redefined to include the disability management services business as well as results from U.S. Brokerage insured products not actively marketed (with the exception of certain individual income protection products). There were no changes to the Colonial, Individual Income Protection – Closed Block, or Corporate segments. Segment information for the three and nine months ended September 30, 2004 has been reclassified to conform to the current reporting segments.

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

The U. S. Brokerage segment reported operating income of $71.9 million in the third quarter of 2005, compared to $113.5 million in the third quarter of 2004. Excluding the charge of $40.7 million related to the California settlement agreement and related matters, operating income was $112.6 million in the third quarter of 2005.

Within this segment, the U. S. Brokerage group income protection line of business reported an operating loss of $6.2 million in the third quarter of 2005, compared to income of $16.7 million in the third quarter of 2004. Excluding the charge of $37.4 million related to the settlement agreement and related matters, operating income was $31.2 million in the third quarter of 2005. The benefit ratio for group income protection was 96.8 percent in the third quarter of 2005, and excluding the impact of the charge was 92.4 percent, compared to 92.9 percent in the third quarter of 2004 and 93.5 percent in the second quarter of 2005. Claim recoveries and the timing of claim decisions continued to be adversely impacted by the implementation of the organizational and procedural changes the Company made in response to the multistate regulatory settlement agreements entered into during the fourth quarter of 2004 and other process improvement initiatives. Certain of these procedural and organizational changes have been addressed, and while the disruption has not been eliminated, progress was made during the third quarter in restoring operational effectiveness. While the impact of the disruption reduced the operating income in the Company’s U.S. group long-term income protection line of business in the third quarter of 2005 relative to the year ago quarter, the impact of the disruption was reduced relative to the second quarter of 2005. Claim incidence and recovery trends in the Company’s group long-term income protection line in the third quarter of 2005 were generally flat with the second quarter of 2005 and compared favorably with the levels of the year ago quarter. Premium income in this line of business declined 4.9 percent to $626.0 million in the third quarter of 2005, compared to $658.2 million in the third quarter of 2004, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business. Sales of fully insured group long-term income protection products in the third quarter of 2005 increased 16.0 percent to $27.6 million, compared to $23.8 million in the year ago quarter, and sales of fully insured group short-term income protection products in the third quarter of 2005 increased 38.6 percent to $11.5 million, compared to $8.3 million in the year ago quarter. Premium persistency in the group long-term income protection line of business was 84.4 percent for the first nine months of 2005, compared to 84.8 percent for full year 2004.

Also within this segment, the U. S. Brokerage group life and accidental death and dismemberment lines of business reported operating income of $41.9 million in the third quarter of 2005, compared to operating income of $54.6 million in the third quarter of 2004. The decline in earnings primarily reflects a decline in revenue and a higher expense ratio, while the benefit ratio remained stable relative to the prior year results. Premium income for this line of business declined 10.6 percent to $355.9 million in the third quarter of 2005, compared to $398.3 million in the third quarter of 2004, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the third quarter of 2005 declined 15.5 percent to $23.4 million, compared to $27.7 million in the year ago quarter, with a decline in large case sales offsetting improved sales results in the small and mid-sized markets. Premium persistency in the group life line of business was 77.3 percent for the first nine months of 2005, compared to 84.0 percent for full year 2004. The decline in persistency was due to higher terminations of some larger cases which had been targeted for significant rate increases.

Also within this segment, the U. S. Brokerage supplemental and voluntary lines of business reported operating income of $36.2 million in the third quarter of 2005, compared to $42.2 million in the third quarter of 2004. Excluding the charge of $3.3 million related to the settlement agreement and related matters, operating income was $39.5 million in the third quarter of 2005. The decline in earnings is primarily driven by a higher benefit ratio in the long-term care line of business. Premium income increased 6.7 percent to $311.6 million in the third quarter of 2005, compared to $291.9 million in the third quarter of 2004, with higher premium income in all product lines. New annualized sales in the voluntary workplace benefits line of business increased 19.0 percent in the third quarter of 2005 relative to the third quarter of 2004, while long-term care sales were flat with the year ago quarter and individual income protection – recently issued sales declined 13.0 percent.

The Unum Limited segment reported operating income of $49.8 million in the third quarter of 2005, compared to $38.1 million in the third quarter of 2004. Excluding the $5.7 million before tax gain on the sale of the Netherlands branch, operating income was $44.1 million in the third quarter of 2005. The improvement in operating income in this segment benefited from continued strong revenue growth, generally stable benefit ratios resulting from favorable claims management results, and a lower expense ratio relative to the year ago quarter. Premium income for this segment increased 19.9 percent to $204.0 million in the third quarter of 2005, compared to $170.1 million in the third quarter of 2004. New annualized sales in this segment declined 37.5 percent to $24.7 million in the third quarter of 2005 from $39.5 million in the third quarter of 2004, primarily reflecting lower group life sales due to competitive pricing conditions in this market.

The Colonial segment reported operating income of $42.0 million in the third quarter of 2005, compared to $39.6 million in the third quarter of 2004. Improved results in the income protection and other lines of business offset a decline in the life line of business. Premium income for this segment increased 5.9 percent to $197.4 million in the third quarter of 2005, compared to $186.4 million in the third quarter of 2004. New annualized sales in this segment increased 1.1 percent to $61.9 million in the third quarter of 2005 from $61.2 million in the third quarter of 2004.

The Individual Income Protection – Closed Block segment reported an operating loss of $4.6 million in the third quarter of 2005, compared to income of $33.2 million in the third quarter of 2004. Excluding the charge of $34.3 million related to the California settlement agreement and related matters, operating income was $29.7 million in the third quarter of 2005. Claim incidence trends were generally lower than the levels of the prior quarter and year ago quarter, however claim recovery experience was generally lower than the experience of the prior quarter and year ago quarter. Premium income for this segment was $257.6 million in the third quarter of 2005, compared to $246.8 million in the third quarter of 2004. The recapture during the third quarter of a closed block of individual income protection business originally ceded to Centre Life Reinsurance Ltd. in 1996 by Unum Life Insurance Company of America increased premium income by $24.5 million in the third quarter of 2005. Segment results were not materially impacted in the third quarter of 2005 from this recapture.

The Other segment reported operating income of $13.6 million in the third quarter of 2005, compared to $11.7 million in the third quarter of 2004.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $33.0 million in the third quarter of 2005, compared to a loss of $44.8 million in the third quarter of 2004, with the improvement partially attributable to a lower level of debt and reduced interest expense.

The Company’s average number of shares outstanding used to calculate the per diluted common share results was 314,648,128 for the third quarter of 2005, compared to 303,628,576 for the third quarter of 2004.

Book value per common share at September 30, 2005 was $24.29, compared to $23.27 at September 30, 2004.

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The Company believes that exclusion of the charges related to the California settlement agreement and related matters, the gain on the sale of the Netherlands branch, and the income tax benefit related to the finalization of income tax reviews of the Company’s U.K. subsidiaries enhances the understanding and comparability of the Company’s performance, but this exclusion is not an indication that similar items may not recur. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UnumProvident Corporation senior management will host a conference call on Wednesday, November 2 at 9:00 a.m. (eastern) to discuss the results of operations for the third quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (877) 502-9276 for the U.S. and Canada. For International, the dial-in number is (913) 981-5591. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Tuesday, November 8. In addition, the Company’s Statistical Supplement for the third quarter of 2005 is available on the Company’s website.

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 11,600 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2004 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Operating Revenue by Segment	$2,615.3	$2,590.8	$7,781.6	$7,784.9
Net Realized Investment Gain (Loss)	(71.4)	64.5	(9.1)	3.4

Total Revenue	$2,543.9	$2,655.3	$7,772.5	$7,788.3

Operating Income (Loss) by Segment	$139.7	$191.3	$524.8	$(405.7)
Net Realized Investment Gain (Loss)	(71.4)	64.5	(9.1)	3.4
Income Tax (Benefit)	15.7	88.2	139.6	(75.6)

Income (Loss) from Continuing Operations	52.6	167.6	376.1	(326.7)
Loss from Discontinued Operations, Net of Tax	—	—	—	(60.8)

Net Income (Loss)	$52.6	$167.6	$376.1	$(387.5)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.17	$0.55	$1.21	$(1.11)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.20)

Net Income (Loss)	$0.17	$0.55	$1.21	$(1.31)

Basic:
Income (Loss) from Continuing Operations	$0.18	$0.57	$1.27	$(1.11)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.20)

Net Income (Loss)	$0.18	$0.57	$1.27	$(1.31)

Weighted Average Common Shares - Basic (000s)	295,767.2	295,265.0	295,628.6	295,154.6
Weighted Average Common Shares - Assuming Dilution (000s)	314,648.1	303,628.6	310,459.4	295,154.6

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004
	(in millions)	Per Share *	(in millions)	Per Share *
After Tax Operating Income, excluding Net Realized Investment Gains and Losses, the California Settlement Agreement and Related Matters, the Gain on the Sale of the Netherlands Branch, and the Income Tax Benefit Related to the Finalization of Income Tax Reviews of U.K. Subsidiaries	$135.7	$0.43	$125.8	$0.41
California Settlement Agreement and Related Matters, After Tax	(51.6)	(0.16)	—	—
Gain on the Sale of the Netherlands Branch, After Tax	4.0	0.01	—	—
Income Tax Benefit Related to the Finalization of Income Tax Review of U.K. Subsidiaries	10.8	0.03	—	—

After Tax Operating Income, excluding Net Realized Investment Gains and Losses	98.9	0.31	125.8	0.41
Net Realized Investment Gain (Loss)	(71.4)	(0.22)	64.5	0.21
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	25.1	0.08	(22.7)	(0.07)

Net Income	$52.6	$0.17	$167.6	$0.55

*	Assuming Dilution

	Three Months Ended September 30, 2005
	(in millions)	Benefit Ratio**
U.S. Brokerage Group Income Protection
Premium Income	$626.0
Benefits and Change in Reserves for Future Benefits	606.0	96.8%
California Settlement Agreement and Related Matters	27.3
Benefits and Change in Reserves for Future Benefits, excluding California Settlement Agreement and Related Matters	578.7	92.4%

**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income